Exhibit 99.1
Keros Therapeutics Reports Recent Business Highlights and Third Quarter 2022 Financial Results

LEXINGTON, Mass., November 3, 2022 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological, pulmonary and cardiovascular disorders with high unmet medical need, today provided a business update and reported financial results for the quarter ended September 30, 2022.

“Keros continued to build upon the positive momentum of our pipeline programs in the third quarter of 2022. We presented encouraging data from the multiple ascending dose portion of our Phase 1 clinical trial of KER-012 in healthy volunteers at the American Society of Bone and Mineral Research Annual Meeting that provided validation of its potentially differentiated clinical profile with maximal target engagement and no observed dose-limiting effects on red blood cells at the highest doses administered,” said Jasbir S. Seehra, Ph.D., President and Chief Executive Officer. “Our team is focused on initiating the Phase 2 clinical trial in pulmonary arterial hypertension, and we expect to share the design of this trial in early 2023. We continue to make progress with all our clinical programs and remain on track to provide additional and initial data from our KER-050 and KER-047 programs, respectively, by the end of this year. Furthermore, we strengthened our balance sheet to extend our cash runway into the first quarter of 2025, which will enable the continued advancement of our robust clinical and preclinical pipeline.”

Recent Corporate Highlight

•Cash position strengthened: The Company has utilized its existing at the market offering ("ATM") to sell additional shares of common stock, which strengthened its cash position. The Company expects that its cash and cash equivalents as of September 30, 2022, together with the proceeds from the ATM through October 31, 2022, will enable the Company to fund its operating expenses and capital expenditure requirements into the first quarter of 2025.

Third Quarter 2022 Financial Results

Keros reported a net loss of $23.5 million in the third quarter of 2022 as compared to a net loss of $20.3 million in the third quarter of 2021. The increase in net loss for the third quarter was largely due to increased research and development efforts as well as additional investments to support the achievement of Keros' clinical and corporate goals.

Research and development expenses were $21.0 million for the third quarter of 2022 as compared to $14.8 million for the same period in 2021. The increase of $6.2 million was primarily due to additional research and development efforts, manufacturing activities and personnel expenses to support the advancement of Keros' pipeline.

General and administrative expenses were $6.9 million for the third quarter of 2022 as compared to $5.4 million for the same period in 2021. The increase of $1.6 million was primarily due to increase in personnel expenses and other external expenses to support Keros' organizational growth.

Keros’ cash and cash equivalents as of September 30, 2022 was $239.4 million compared to $230.0 million as of December 31, 2021. Keros expects that the cash and cash equivalents it had on hand at September 30, 2022, together with the net proceeds from the ATM offering through October 31, 2022, will enable Keros to fund its operating expenses and capital expenditure requirements into the first quarter of 2025.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological, pulmonary and cardiovascular disorders with high unmet medical need. Keros is a leader in understanding the role of the transforming growth factor-beta family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of a number of tissues, including blood vessels and heart tissue. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of functional iron deficiency. Keros’ third product candidate, KER-012, is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders associated with cardiac hypertrophy.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “continue,” “enable,” “expects,” “plans,” “potential,” “progress” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its growth, strategy, progress and the design, objectives and timing of its clinical trials for KER-050, KER-047 and KER-012; the potentially differentiated clinical profile of KER-012; the potential impact of COVID-19 on Keros’ ongoing and planned preclinical studies, clinical trials, business and operations; and Keros’ expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its lead product candidates, KER-050 and KER-047; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies; and risks relating to the impact on Keros' business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 4, 2022, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Deepankar Roy
droy@kerostx.com
213-268-1878

KEROS THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2022	2021	2022	2021
REVENUE:
License revenue	$—	$—	$—	$100
Total revenue	—	—	—	100
OPERATING EXPENSES:
Research and development	(21,039)	(14,832)	(62,398)	(36,310)
General and administrative	(6,937)	(5,365)	(20,432)	(15,297)
Total operating expenses	(27,976)	(20,197)	(82,830)	(51,607)
LOSS FROM OPERATIONS	(27,976)	(20,197)	(82,830)	(51,507)
OTHER INCOME (EXPENSE), NET
Interest expense, net	—	(1)	(1)	(3)
Research and development incentive income	3,705	—	7,081	—
Other income (expense), net	762	(137)	789	(282)
Total other income (expense), net	4,467	(138)	7,869	(285)
Loss before income taxes	(23,509)	(20,335)	(74,961)	(51,792)
Income tax (provision) benefit	—	38	—	(12)
Net loss	$(23,509)	$(20,297)	$(74,961)	$(51,804)
Net loss attributable to common stockholders—basic and diluted	$(23,509)	$(20,297)	$(74,961)	$(51,804)
Net loss per share attributable to common stockholders—basic and diluted	$(0.92)	$(0.87)	$(3.05)	$(2.22)
Weighted-average common stock outstanding—basic and diluted	25,549,701	23,362,237	24,538,159	23,299,720

KEROS THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	SEPTEMBER 30, 2022	DECEMBER 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	239,426	230,042
Accounts receivable	—	18,000
Prepaid expenses and other current assets	6,449	3,398
Total current assets	245,875	251,440
Operating lease right-of-use assets	447	1,067
Property and equipment, net	1,680	1,335
Restricted cash	1,327	1,327
Other long-term asset	3,221	82
TOTAL ASSETS	252,550	255,251
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	2,655	3,645
Current portion of operating lease liabilities	455	862
Accrued expenses and other current liabilities	8,415	7,339
Total current liabilities	11,525	11,846
Operating lease liabilities, net of current portion	—	231
Total liabilities	11,525	12,077
STOCKHOLDERS' EQUITY:
Common stock, par value of $0.0001 per share; 200,000,000 shares authorized as of September 30, 2022 and December 31, 2021, respectively; 26,077,204 and 23,974,834 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	439,739	366,927
Accumulated deficit	(198,716)	(123,755)
Total stockholders' equity	241,025	243,174
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	252,550	255,251